NON-SOLICITATION AND RIGHT OF FIRST REFUSAL AGREEMENT

This Non-Solicitation and Right of First Refusal Agreement (the “Agreement”), dated as of May 4, 2018 (the “Effective Date”), is made and entered into by and between Fusion Connect, Inc. (f/k/a Fusion Telecommunications International, Inc.), a Delaware corporation (“Fusion”), and Lingo Management, LLC, a Georgia limited liability company (“Lingo”). Fusion and Lingo are sometimes hereinafter referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement and not otherwise defined shall have the meaning assigned to each such term in the Merger Agreement (as defined below).

WHEREAS, Fusion, Birch Communications Holdings, Inc., a Georgia corporation (“BCHI”), and Fusion BCHI Acquisition LLC, a Delaware limited liability company, previously entered into that certain Merger Agreement, dated as of August 25, 2017, as amended (the “Merger Agreement”); and

WHEREAS, as a condition to closing the Merger, BCHI was obligated to spin-off its Consumer/SMB Business to BCHI Holding LLC, in accordance with the Merger Agreement and as further agreed by the Fusion and BCHI (the “Spin-Off”); and

WHEREAS, the Spin-Off was accomplished by BCHI through the formation of Lingo, the transfer of certain assets (including the stock of certain Subsidiaries of BCHI) to Lingo and the distribution of the membership interests in Lingo to BCHI Holding LLC; and

WHEREAS, the Parties acknowledge that the execution of this Agreement is a condition precedent to the closing of the Merger.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Non-Solicitation.

a.           For a period of three (3) years from the Effective Date, each Party agrees that it will not, either directly or indirectly (including through its Affiliates (which, for purposes of this provision, does not include Fusion and its Subsidiaries)) or as an agent on behalf of, or in conjunction with any Person: (A) solicit for employment or in any way induce or attempt to induce to leave the employ of, or engagement by, the other Party, any individual who is, on the date of the solicitation or attempted inducement, a director, officer, employee or consultant to the other Party; or (B) induce or attempt to induce any Person who is a director, officer, employee or consultant to the other Party to leave the employ of, or terminate or breach their respective agreements with, the other Party, or in any other way deliberately interfere with the relationship between the other Party and any such Person; provided, however, that no general advertisement or general solicitation of employment not targeted to the directors, officers, employees or consultants of the other Party shall be deemed to be a solicitation of such Persons in violation of this Section; and provided further that the foregoing restrictions shall not apply to the hiring of employees by a Party from the other Party as contemplated by the terms of the Transition Services Agreement, date the date hereof, by and between Fusion and Lingo.

b.          In recognition of the various services to be performed by Lingo and Fusion for each other pursuant to the Transition Services Agreement of even date herewith, including the sharing of computer systems that include customer records (the period of time during which such sharing of systems and records continues being referred to herein as the “Shared Records Period”), each Party agrees that it will not, either directly or indirectly (including through Affiliates (provided, that for purposes of this Agreement, Lingo and its Subsidiaries are not deemed to be Affiliates of Fusion and its Subsidiaries)) or as an agent on behalf of, or in conjunction with any Person, during the Specified Period (as defined below), (A) solicit, attempt to solicit, or assist any other Person in soliciting or attempting to solicit, any customer of the other Party as of the date hereof or that is subsequently acquired by the other Party after the date of this Agreement and prior to the end of the Shared Records Period, or (B) take any action to deliberately interfere with the relationship between the other Party and any Person who is a lessor, licensor, customer, supplier, licensee or other business associate or relation of the other Party. As used hereinabove, Specified Period shall mean the period ending 24 months after the end of the Shared Records Period, but in no event ending later than the 3rd anniversary of the Effective Date.

2.
Right of First Refusal.

a.          Until the sooner to occur of the 3rd anniversary of the Effective Date, or a Change of Control (defined below) as to Lingo, neither Lingo nor any of its Subsidiaries shall enter into a binding agreement with any third party that either owns or is the provider, either directly or indirectly, of communications services (whether regulated or unregulated) or cloud services, in each case to business customers (each such Person, a “Third Party”), relating to an Acquisition without first offering Fusion the opportunity to effect the Acquisition on the same economic terms as Lingo or its Subsidiary, as the case may be, is prepared to effect that Acquisition as reflected in a written letter of intent between Lingo or its Subsidiary, as applicable, and that Third Party. The offer to Fusion shall remain open for a period of twenty (20) days from Lingo’s submission of a copy of the offer to Fusion (the “Right of First Refusal Period”). The offer to Fusion shall set forth substantially all of the material terms of the proposed Acquisition that would be included in a customary letter of intent, including, but not limited to, price (including any earnouts our other contingent consideration), whether payable in cash or securities or other consideration, and whether the transaction is structured as a tax free transaction and, such offer shall be accompanied by a copy of any letter of intent signed by Lingo or its Subsidiary with the Third Party and, if available, the current draft of proposed agreement for the Acquisition. If, during the Right of First Refusal Period, Fusion elects to proceed with the Acquisition, for such election to be effective, it must include a confirmation that such acquisition is permitted under is credit facilities or that it has obtained an amendment or waiver in this regard. Upon such an election, Lingo, or its Subsidiary, as applicable, shall (i) advise the Third Party of Fusion’s election, (ii) assign any existing letter of intent to Fusion, (iii) provide Fusion with all applicable contact details for the Third Party and its counsel, if known, and (iv) forward Fusion any draft acquisition agreement. If, during the Right of First Refusal Period, Fusion elects not to proceed with the Acquisition, or fails to timely notify Lingo as to its election, Lingo or its Subsidiary, as the case may be, may proceed with the Acquisition on terms substantially consistent with the terms notified to Fusion. In the event that Lingo or its Subsidiary subsequently negotiate terms that are materially more beneficial to it than those previously notified to Fusion, Lingo shall be obligated to reoffer the opportunity to Fusion and the Right of First Refusal Period shall commence once again. For purposes of this paragraph, the term “Acquisition” means any transaction in which Lingo or any of its Subsidiaries will acquire, either directly or indirectly, all or substantially all of the assets of a Third Party, whether by purchase of assets, shares or other equity securities, or through a proposed merger or similar transaction with such Third Party. A “Change of Control” as to Lingo shall be deemed to have occurred should Holcombe T. Green, Jr. and R. Kirby Godsey no longer own, directly or indirectly, at least a majority of the equity interests of Lingo.

b.          In the event that Lingo enters into an Acquisition permitted under Section 3a, such acquired Third Party (an “Acquired Entity”) shall become subject to the terms of this Agreement. Neither Lingo nor any of its Affiliates shall disclose Confidential Information of Fusion or its Subsidiaries to any Acquired Entity or its officers, directors, employees, managers, agents or representatives who are not already privy to such Confidential Information (without being in breach of this Section 3b), or use any such Confidential Information to compete with Fusion or its Subsidiaries or in a manner that is in any way detrimental to Fusion or its Subsidiaries. For purposes of this Agreement “Confidential Information” shall include any financial, technical, sales, marketing, development, personnel, and other confidential or proprietary information, records, or data, however recorded or preserved, whether written or oral, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, and personnel information. Notwithstanding the foregoing, “Confidential Information” shall not include information to the extent that the recipient thereof can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the recipient in breach of this Section 3b, or (ii) was rightfully received from a third party without a duty of confidentiality.

3.            Authority for Judicial Enforcement. The Parties acknowledge and agree that the covenants of each Party set forth above in paragraphs 1 through 4 are reasonable in geographic and temporal scope and in all other respects, and (ii) have been made in order to induce Fusion and BCHI to consummate the transactions contemplated by the Merger Agreement, and that Fusion and BCHI would not have consummated the transactions contemplated by the Merger Agreement, but for such covenants. If, at any time of enforcement of the provisions of paragraphs 1 through 3, a Governmental Entity determines that the duration, scope or area restrictions stated herein are not enforceable under applicable Law, the Parties agree that the maximum duration, scope or area (as applicable) permitted by applicable Law shall be substituted for the duration, area or scope (as applicable) stated herein and the Governmental Entity shall be authorized by the Parties to revise the restrictions contained herein to cover such maximum duration, area or scope.

4.            Remedies Upon Breach. It is expressly agreed by the Parties that monetary damages would be inadequate to compensate a Party for a breach by the other Party of its covenants and agreements in this Agreement. Accordingly, the Parties acknowledge and agree that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such Party shall be entitled to seek injunctive relief against any threatened breach of this Agreement or the continuation of any such breach without the necessity of providing actual damages and without posting any bond or other security, and may seek to specifically enforce the terms of this Agreement.

5.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier; or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section:

if to Lingo:

Lingo Management, LLC
3060 Peachtree Road NW, Suite 1065,

Atlanta, GA 30305
Attention: Holcombe T. Green, Jr.

if to Fusion:

Fusion Connect, Inc. (f/k/a Fusion Telecommunications International, Inc.)
420 Lexington Avenue, Suite 1718
New York, NY 10170
Attention: General Counsel

6.           Assignability and Binding Effect. Neither Party may assign or otherwise transfer any of its rights or obligations under this Agreement.

7.           Waivers/Remedies. Failure of either Party to insist upon the strict compliance by the other Party with any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver of any subsequent breach. The election by either Party of any right or remedy contained in this Agreement is not exclusive of any other rights or remedies at law or in equity other than as may be limited explicitly in this Agreement.

8.           Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held, by a court of competent jurisdiction, to be invalid or unenforceable or to conflict with any federal, state or local law, such portion or portions of this Agreement are hereby declared to be of no force or effect in such jurisdiction, and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included. In the event that any provision of this Agreement is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended to the maximum legal and equitable extent.

9.           Entire Agreement. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and this Agreement supersedes and replaces any and all prior and contemporaneous agreements, representations, promises or understandings of any kind between the Parties with respect thereto. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both Parties.

10.           Interpretation of Agreement. The Parties acknowledge and agree that (1) this Agreement and its reduction to final written form are the result of good faith negotiations between the Parties through their respective counsel; (ii) said counsel have carefully reviewed and examined this Agreement before execution by said Parties; and (iii) any statute or rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.           Governing Law/Waiver of Trial By Jury Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of law principles. Each Party hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this Agreement.

12.           Counterparts/Electronic Signatures. This Agreement may be executed in one or more counterparts with the same effect as if both Parties had signed the same document. Each counterpart shall be construed together and shall constitute one and the same Agreement. Electronic signatures shall have the same force and effect as originals, for all purposes.

13.           Third Party Beneficiaries. None of the provisions of this Agreement is for the benefit of, or enforceable by, any third-party beneficiary.

14.           Further Assurances. The Parties agree to give such further assurances and to execute such documents as may be necessary to correct, confirm and effectuate the intent and purpose of this Agreement.

15.           Headings. The captions of the paragraphs of this Agreement are for convenience only and shall not be considered or referenced in resolving questions of construction or interpretation.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FUSION CONNECT, INC.

By:  /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and General Counsel

LINGO MANAGEMENT, LLC

By:  /s/ Gordon P. Williams, Jr.
Name: Gordon P. Williams, Jr.
Title: Manager

[Lingo Non-Solicitation Agreement]